Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 33-20309 on Form N-1A of our report dated February 26, 2007, relating to the financial statements and financial highlights of Lord Abbett Global Fund, Inc., including Equity Series and Lord Abbett Developing Local Markets Fund (formerly known as Income Series), appearing in the Annual Report on Form N-CSR of Lord Abbett Global Fund, Inc. for the year ended December 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

June 29, 2007